CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Liberty Newport Greater China Fund, and Liberty Newport Japan Opportunities Fund (two of the series comprising Liberty Funds Trust II) in the Liberty Newport Greater China Fund Prospectuses and the Liberty Newport Japan Opportunities Fund Prospectuses and "Independent Accountants/Auditors of the Fund" and "Financial Statements" in the Liberty Funds Trust II Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 58 to the Registration Statement (Form N-1A, No. 2-66976) of our reports dated October 12, 2001 on the financial statements and financial highlights of Liberty Newport Greater China Fund and Liberty Newport Japan Opportunities Fund included in the respective Annual Reports each dated August 31, 2001.




Boston, Massachusetts
December 24, 2001